Exhibit 10.15

June 15, 2023

Howard M. Lazarus, MD

Re: Employment Terms and Notice of Noncompetition Agreement

Dear Howard:

Avalyn Pharma Inc. (the “Company”) is pleased to offer you employment beginning on August 7, 2023 (the “Start Date”).

Position

Your initial position will be Chief Medical Officer, responsible for performing such duties as are assigned to you from time to time, reporting to the Chief Executive Officer. You will work remotely from your home in Stevenson, Washington. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

While employed by the Company, you agree to perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company. You may serve on corporate boards or committees of public or private companies with the Board of Directors’ prior written consent, so long as such activities do not interfere or conflict with the performance of your responsibilities as Chief Medical Officer.

Compensation and Benefits

Your initial base salary will be $435,000 per year payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay. Your salary is intended to compensate you for all hours worked.

You will be eligible to earn an annual discretionary bonus, as determined by the Company’s Board of Directors (the “Board”) in its sole discretion with a target amount equal to 35% of your earned salary wages for the year (“Annual Bonus”). The Annual Bonus is based in part on your performance and the performance of the Company during the applicable calendar year, as well as any other criteria the Company deems relevant. The Annual Bonus is not earned until paid, and any Annual Bonus shall be paid in accordance with the Company’s generally applicable policies. Except as otherwise provided in the Termination Benefits section below, you must be employed on the bonus payment date in order to be eligible to earn and receive the

Avalyn Pharma Inc. │ 701 Pike Street, Suite 1500 │ Seattle, WA 98101 │ 206-707-0340

bonus payment. Notwithstanding the foregoing, for the 2023 Annual Bonus only, you will be eligible for a pro-rated Annual Bonus based on your Start Date.

As a full-time employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits that the Company may make available to you from time to time. The Company reserves the right to modify or terminate these benefits from time to time. In addition to the Company’s annual holiday schedule, you will be entitled to twenty (20) days of paid vacation per calendar year, which will accrue over the calendar year in equal installments at the beginning of each pay period. Your accrued paid vacation is subject to a cap of one-and-one-half times (1.5x) your annual vacation time accrual, meaning, you shall not accrue any vacation time in excess of thirty (30) days at any given time while employed by the Company. In addition to vacation accrual, you shall accrue paid sick leave in accordance with Company policies and applicable local law. All paid time off, including both vacation and sick leave, except as required by local law, is subject to change in accordance with changes in Company policies.

The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. For business air travel requiring flights longer than five (5) hours of flight time, such air travel may be booked in first class or business class.

All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding, payroll taxes, and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, or its Board of Directors related to tax liabilities arising from your compensation.

Equity

Subject to approval by the Company’s Board of Directors (the “Board”), the Company anticipates granting you an option to purchase 1,450,828 shares of the Company’s common stock, representing a Fully Diluted Percentage (as defined below) of 1.25% as of the date of such grant, at the fair market value of the Company’s Common Stock as determined by the Board as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the 2022 Equity Incentive Plan (the “Plan”) and your grant agreement, and will include the following vesting schedule: 12/48ths of the total shares will vest on the one year anniversary of the vesting commencement date, and 1/48th of the total shares will vest each month thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), so long as you remain employed by the Company through each vesting date.

For purposes of this section, “Fully Diluted Percentage” shall mean, as of such relevant time, a fraction, expressed as a percentage, the numerator of which is equal to the total number of shares of Common Stock issuable upon exercise of the Option and the denominator of which is equal to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all preferred stock and any other securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants then outstanding).

At-Will Employment and Exempt Status

Your employment with the Company will be “at-will,” except where prohibited by state law. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, and subject to Exhibits A and B, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by a duly authorized officer of the Company.

As a full-time exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Termination Benefits

Subject to Exhibits A and B, in the event that the Company terminates your employment without Cause or you resign for Good Reason (each a “Qualifying Termination”) outside of the Acquisition Protected Period (as defined in Exhibit B), you shall be entitled to receive:

i.
Your Base Salary through the date of termination;
ii.
Continuing severance pay for the Severance Period (defined below) at the rate of your then current Base Salary, less applicable withholdings, to be paid in a lump sum in accordance with Exhibit A;
iii.
Your Annual Bonus prorated for the calendar year in which the Separation occurs, less all applicable withholdings, in accordance with Exhibit A;
iv.
Your Annual Bonus for the year prior to the calendar year in which the Separation occurs less applicable withholdings, if not already paid by separation date, in accordance with Exhibit A;
v.
Provided you or your covered dependents, as the case may be, timely elect continued coverage under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) under the Company’s group health plans following such termination, the portion of the COBRA premiums which is equal to the cost of the coverage that the Company was paying as of the date of termination, to continue your (and your covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) the expiration of the Severance Period (as defined below); (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), the “COBRA Payment Period”); provided, however, that if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this paragraph, the Company shall pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period;
vi.
The post-termination exercise period for you to exercise any vested shares subject to the Option and any other outstanding option that has been granted shall be extended to the two-year anniversary of the date of the Separation, subject to the expiration date of the applicable option and the terms of the Plan. You acknowledge that exercise of an incentive stock option more than three (3) months after employment ceases will cause the applicable option to be reclassified as a non-qualified stock option under applicable tax laws and, in that case, you and not the Company shall be solely responsible for any tax consequences relating to such reclassification, including satisfaction of all applicable tax withholding requirements that become due upon exercise of the option; and
vii.
No other severance or benefits of any kind except as set forth herein, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

Subject to Exhibits A and B, in the event of a Qualifying Termination during the Acquisition Protected Period, you shall be entitled to receive the following Change-in-Control benefits (“CIC Benefits”):

i.
Your Base Salary through the date of termination;
ii.
Continuing severance pay for the Severance Period at the rate of your then current Base Salary, less applicable withholdings, to be paid in a lump sum in accordance with Exhibit A;
iii.
Your Annual Bonus prorated for the calendar year in which the Separation occurs, less all applicable withholdings, in accordance with Exhibit A;
iv.
Your Annual Bonus for the year prior to the calendar year in which the Separation occurs, less all applicable withholdings, if not already paid by Separation date, in accordance with Exhibit A;
v.
Provided you or your covered dependents, as the case may be, timely elect continued coverage under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) under the Company’s group health plans following such termination, the portion of the COBRA premiums which is equal to the cost of the coverage that the Company was paying as of the date of termination, to continue your (and your covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) the expiration of the Severance Period; (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), the “COBRA Payment Period”); provided, however, that if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this paragraph, the Company shall pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period;
vi.
The post-termination exercise period for you to exercise any vested shares subject to the Option and any other outstanding option that has been granted shall be extended to the two-year anniversary of the date of the Separation, subject to the expiration date of the applicable option and the terms of the Plan. You acknowledge that exercise of an incentive stock option more than three (3) months after employment ceases will cause the applicable option to be reclassified as a non-qualified stock option under applicable tax laws and, in that case, you and not the Company shall be solely responsible for any tax consequences relating to such reclassification, including satisfaction of all applicable tax withholding requirements that become due upon exercise of the option;
vii.
The Company agrees to accelerate the vesting as to one hundred percent (100%) of all outstanding unvested shares subject to the Option and any other outstanding option that has been granted to you (the “CIC Accelerated Equity”) such that the CIC Accelerated Equity will vest and become fully exercisable as of your Separation, subject to the Plan and any other applicable plan documents; and
viii.
No other severance or benefits of any kind except as set forth herein, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

For purposes of this offer letter, the “Severance Period” shall be (i) twelve (12) months if you experience a Qualifying Termination outside of the Acquisition Protected Period, or (ii) twelve (12) months if you experience a Qualifying Termination during the Acquisition Protected Period.

You will not be eligible for the Separation Benefits or CIC Benefits unless you have returned to the Company all Company property in your possession and have complied with all severance preconditions provided for in Exhibit B.

If your employment with the Company is terminated for Cause or you end your employment with the Company for any reason other than Good Reason, you shall not be entitled to the Separation Benefits or CIC Benefits under this Agreement.

Confidential Information and Company Policies

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, and includes a non-competition provision, among other obligations.

By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

Conditions, Dispute Resolution, and Complete Agreement

This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

Arbitration and Class Action Waiver: To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9

U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual harassment claims, or your right to publicly pursue cause of action arising under the Washington State Law Against Discrimination (WLAD) or federal antidiscrimination laws, or to publicly file a complaint with the appropriate state or federal agencies pursuant to Washington Senate Bill 6313, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded

Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate your and the Company’s agreement to arbitrate. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. You acknowledge and agree that you are not relying on any representations other than the terms set forth in this letter. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by a duly authorized officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

* * *

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by June 20th, 2023, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Lyn Baranowski
Lyn Baranowski, Chief Executive Officer

Understood and Accepted:

/s/ Howard M. Lazarus	June 19, 2023
Howard M. Lazarus, MD, FCCP	Date

hlazarus2000@yahoo.com
Email

Attachment: Employee Confidential Information and Inventions Assignment Agreement

EXHIBIT A

Conditions Precedent. Any severance payments contemplated by this offer letter are conditional on you: (i) continuing to comply with the terms of this offer letter and the Employee Confidential Information and Inventions Assignment Agreement (the “CIIA”); and (ii) signing and not revoking a separation agreement (to include, among other terms, non-disparagement, cooperation and noncompetition provisions) and a release of claims in a form reasonably satisfactory to the Company (“Release”) and provided that such separation agreement and release of claims becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”). If the release of claims does not become effective by the Release Deadline, you will forfeit any rights to severance or benefits under this offer letter. Any severance payments or other benefits under this offer letter that would be considered Deferred Compensation Separation Benefits (as defined in Exhibit B) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by Exhibit B. Except as required by Exhibit B, any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments will be made as provided in this offer letter, unless subject to the 6-month payment delay described herein. Any severance payments under this offer letter that would not be considered Deferred Compensation Separation Benefits will be paid on, or, in the case of installments, will not commence until, the first payroll date that occurs on or after the date the Release becomes effective and any installment payments that would have been made to you during the period prior to the date the Release becomes effective following your separation from service but for the preceding sentence will be paid to you on the first payroll date that occurs on or after the date the Release becomes effective. Notwithstanding the foregoing, this Exhibit B shall not limit your ability to obtain any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

Definitions.

For the purposes of this offer letter, “Cause” shall mean: (i) your continued failure to perform your materially assigned duties, which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) your material breach of any agreement between the Company and you; (iii) your failure or refusal to comply with the policies, standards and regulations established by the Company from time to time; (iv) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by you that benefits you at the expense of the Company; (v) your violation of a federal or state law or regulation applicable to the Company’s business; (vi) your violation of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state; (vii) your material breach of the terms of this offer letter or the CIIA; (viii) your gross negligence or willful continued misconduct that was or is likely to be materially injurious to the Company or its affiliates, which negligence or misconduct, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such negligence or misconduct; (ix) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; (x) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; (xi) the Company’s severe financial distress, whereby the Company is in the process of winding down its business and your employment is terminated in connection with such winding down; or (xii) your failure to fulfill all of your employment contingencies, including signing and returning the CIIA and proving you are authorized to work in the United States.

For the purposes of this offer letter, “Good Reason” shall mean your resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) a material reduction of your duties, position (including your title, reporting structure and direct reports) or responsibilities); (ii) a material reduction in your base salary (other than a reduction of not more than 10% that is applicable to similarly situated executives of the Company); (iii) a material breach of this offer letter by the Company; or (iv) a material change in the geographic location of your primary work facility or location; provided, that a relocation of less than 35 miles from your then present location will not be considered a material change in geographic location. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 30 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice if such act or omission is capable of cure.

For the purposes of this offer letter, “Acquisition Protected Period” shall mean the period beginning on the date that is three (3) months prior to, and ending twelve (12) months following, the consummation of an Acquisition (as defined in the Plan).

EXHIBIT B

(a)
Notwithstanding anything to the contrary in this offer letter, no severance pay or benefits to be paid or provided to you, if any, pursuant to this offer letter, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A.
(b)
Notwithstanding anything to the contrary in this offer letter, if you are a “specified employee” within the meaning of Section 409A at the time of the termination of your employment (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this offer letter is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(c)
Any amount paid under this offer letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.
(d)
Any amount paid under this offer letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this offer letter, “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the your taxable year preceding your taxable year of your termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.
(e)
The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Exhibit A

Prior Inventions

1.
Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Avalyn Pharma Inc., its subsidiaries, parents, affiliates, successors and assigns (together the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

No inventions or improvements.

See below:

Additional sheets attached.

2.
Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.
Additional sheets attached.

Date:	June 19, 2023	/s/ Howard M. Lazarus
Signature

Howard M. Lazarus, MD, FCCP
Name of Employee (typed or printed)

Employee Confidential Information and Inventions Assignment Agreement

Exhibit A, Page 1

Exhibit B

NOTICE OF REVISED CODE OF WASHINGTON SECTION 49.44.140:

Any provision in this Agreement for assignment of my right, title, and interest in an Invention to Company does not apply to an Invention for which no equipment, supplies, facilities, or trade secret information of Company was used and which was developed entirely on my own time, unless (a) the Invention relates (i) directly to the business of Company, or (ii) to Company’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work I perform for Company.

Employee Confidential Information and Inventions Assignment Agreement

Exhibit B